Exhibit 99.1

Inrad Optics, Inc.

EO’s Letter included in 2018 Annual Report

Last year at this time I described 2018 as a year in which I believed we were “hitting our stride”. In many ways this analogy has turned out to be true. For the first time since 2011 Inrad Optics executed on a profitable year. We reported a $707K net profit, compared to a $683K net loss in 2017. This is an exciting milestone for our shareholders, our Board, the leadership team, and our employees.

In addition to achieving profitability, a number of key financial metrics, including gross margin and cash from operations, were much improved over all of the last 7 years. In retrospect, in the years following the 2008/2009 economic recession, we were an overly broad and reactive organization, supplying both commodity optics and niche products to the marketplace. This clearly was not a strategy for long term success. In 2015 we began a program to proactively target and capture business uniquely suited to our strengths and expertise.

We refined this strategy into a strong and specific value proposition that guides us today:

Inrad Optics addresses an unmet need in the custom optical components and sub-systems marketplace via our:

o      High barrier to entry, highly specialized optical technologies

o      Science & engineering intensive multi-dimensional optical project capabilities.

o      Concurrent engineering services to shrink development time and optimize customer’s design for manufacturability.

o      Unparalleled optical materials expertise and best in class technical craftspeople on the production floor.

Our 2018 results reflect the effectiveness of matching our skills and expertise to unmet marketplace needs. Increased sales, reduced cost of goods sold as a percentage of sales, and flat SG&A costs were achieved.

Sales increased by 16.5%, to $11.5M from $9.9M in 2017. The largest growth in sales was in the process control & metrology market, which includes semiconductor equipment manufacturers. Revenue in this market grew 38%, and accounted for over 50% of our total revenue. More importantly, 90% of the products we supply into this market are what we consider very high barrier to entry offerings, where we see very limited competition in the marketplace.

Our bookings experienced similar growth, up nearly 11% over 2017, closing the year at $11.2M. Of special note is the growth in crystal component orders. Considered a legacy product offering, we are experiencing increased demand. Customers are coming to us with new requirements for tighter specifications and enhanced performance, a result of new opto-electronic sub-systems and lasers for cutting edge defense and evolving quantum applications. We are still leveraging our unparalleled optical materials expertise as founder Dr. Warren Ruderman envisioned.

Cash at year end was $1.2M, up from $800K in 2017. The most significant result of generating cash was our ability to fund the purchase of equipment to increase key areas in manufacturing, facility and IT infrastructure.

2018 was a good and pivotal year for Inrad Optics. However I’ve come to realize that “hitting our stride” isn’t the best analogy for the present or the future, as the term implies a period of time where forward motion is uniform, repetitive, and prolonged. Our journey might be more akin to a modern-day Spartan race, with a course full of obstacles to overcome.

We encountered a couple of those obstacles in our first quarter of 2019. Revenue was $2.6M, about $250K off our plan which drove a loss of $36K. The two challenges to meeting our plan were a high-performance crystal material issue for one customer, and a customer driven additional certification requirement that forced us to outsource a special process that experienced significant delays. We hope to make up this loss in the coming months. The reality of our business is that our customers come to us because we are willing to take on challenging requirements and solve complex technical problems in order to deliver the product they require.

We have much opportunity before us as we continue to win contracts well suited to our value proposition. Our focus on opto-mechatronic subassembly capabilities is bearing fruit as we work to win additional orders from existing and new customers. We are flexible enough to accommodate increasing demands from the currently strong defense and aerospace sector, as semiconductor business slows from the fast pace of 2018.

The leadership team has done an exceptional job of bringing us to profitability in 2018. We have a committed and engaged workforce that is highly cross-trained to increase our production efficiency. Obstacles will continue to confront us, but I am confident we will clear these hurdles with increasing sophistication. We celebrate our successes, but we never linger too long, as we have exciting and important work that awaits. Thank you, once again, for your support along the way.

Amy Eskilson

President and CEO

May 15, 2019

About Inrad Optics

Inrad Optics, Inc. was incorporated in New Jersey in 1973. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2018. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.